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Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May [    ], 2015

Cathay General Bancorp
777 N. Broadway
Los Angeles, California 90012

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Cathay General Bancorp, a Delaware corporation ("Cathay"), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Asia Bancshares, Inc., a New York Corporation, and Cathay.

        We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER—Material United States Federal Income Tax Consequences Of The Merger" in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Very truly yours,

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  Exhibit 8.2